PRELIMINARY COPY
                          SCHEDULE 14A INFORMATION
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                             (Amendment No. )

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                            COMSAT CORPORATION
              (Name of Registrant as Specified In Its Charter)

             PROVIDENCE CAPITAL, INC./WYSER-PRATTE & CO., INC.
                 (Name of Person(s) Filing Proxy Statement)

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                     SOLICITATION OF AGENT DESIGNATIONS
                           IN CONNECTION WITH THE
                 CALL OF A SPECIAL MEETING OF SHAREHOLDERS
                                     OF
                             COMSAT CORPORATION

                 ------------------------------------------

                      PRELIMINARY SOLICITATION STATEMENT
                                     OF
                          PROVIDENCE CAPITAL, INC.
                              730 Fifth Avenue
                             New York, NY 10019
                               (212) 888-3200

                                    and

                          WYSER-PRATTE & CO., INC.
                               63 Wall Street
                             New York, NY 10005
                               (212) 495-5350

                 ------------------------------------------


         This Preliminary Solicitation Statement is being furnished to holders of outstanding common stock, without par value, (the "Common Stock"), of COMSAT Corporation, a corporation incorporated under the laws of the District of Columbia ("COMSAT" or the "Company"), in connection with the solicitation of appointments of Designees ("Agent Designations") from holders of Common Stock. The Agent Designations are being solicited by Providence Capital, Inc. ("Providence") and Wyser-Pratte & Co., Inc. ("WPC") and certain of their affiliates (the "Soliciting Group") to provide for the call of a special meeting of the Company's shareholders (the "Special Meeting") for the purposes of considering and voting upon three proposals designed to advance shareholder democracy (the "Shareholder Democracy Proposals"), as follows:

                  - A proposal to request that the Company's Board of Directors (the "Board") schedule the 1997 Annual Meeting of Shareholders without further delay, and hold such meeting as soon as possible; and

                  - A proposal to request the Board to eliminate its restrictions on the voting rights of shareholders who own more than 5% of the Common Stock.

         Under the Company's by-laws (the "By-Laws") a special meeting of shareholders of the Company "may be requested at any time by . . . . the holders of not less than one-fifth (1/5th) of all the shares of stock of the [Company] outstanding and entitled to vote at such meeting" (the "Required Holders"). Upon such a request by the Required Holders the Company's Secretary must promptly call a special meeting of the Company's shareholders to be held on such date as the Secretary may fix. Under the Business Corporation Act (1954) of the District of Columbia (the "BCA"), however, persons holding at least one-fifth (1/5th) of all the outstanding shares entitled to vote may themselves call a special meeting of shareholders. The Soliciting Group presently intends to have its Designees (as hereinafter defined) request the Secretary to call the Special Meeting in accordance with the By-Laws if the Required Holders consent, but reserves the right to call the meeting directly.

         This Preliminary Solicitation Statement is first being sent to shareholders of the Company on or about April 8, 1997. It is anticipated that a Definitive Solicitation Statement and accompanying gold Agent Designation card will be sent to shareholders of the Company in April 1997.

         THE FAILURE TO EXECUTE AND RETURN THE GOLD AGENT
DESIGNATION CARD WILL HAVE THE SAME EFFECT AS OPPOSING THE CALL
OF THE SPECIAL MEETING.

                         PURPOSE OF THE SOLICITATION

         The Soliciting Group's purpose in making the solicitation described herein is to seek consents from the Required Holders in order to have a Special Meeting for the purposes of considering its Shareholder Democracy Proposals. The Shareholder Democracy Proposals, if adopted, would ask the present Board to (i) schedule the postponed 1997 Annual Meeting without delay, and to hold such meeting as soon as possible and (ii) eliminate restrictions on the voting rights of shareholders holding more that 5% of the Company's Common Stock.

         As described in detail below under "Reasons for the Solicitation", the Soliciting Group believes that COMSAT is in need of certain fundamental changes that start with changes to COMSAT's Board of Directors. The Shareholder Democracy Proposals, if adopted at a Special Meeting, would send to the management and the present Board of COMSAT an unmistakable message that the shareholders of the Company value their franchise and expect to be able to exercise their right to elect directors to the Company's Board annually, without further delay, without restrictions on their voting rights and in confidence.

         In considering this Solicitation Statement shareholders should be aware of the following:

                  -        THE SOLICITING GROUP IS NOT PRESENTLY SEEKING VOTES

                           Your completion of the Agent Designations will

                           not give the Designees the right to vote any shares of Common Stock at the Special Meeting and no proxies for such votes are being solicited by the Soliciting Group at this time or with this Solicitation Statement. Presently, we are seeking enough consents to hold the Special Meeting. If the Designees receive the consent of the Required Holders to call the Special Meeting, the Soliciting Group intends to then seek proxies from shareholders to vote in favor of the Shareholder Democracy Proposals at the Special Meeting.

                  -        EVEN IF THE SPECIAL MEETING IS HELD AND THE
                           PROPOSED RESOLUTIONS ARE ADOPTED THE RESULTS ARE NOT BINDING UPON THE PRESENT BOARD

                           The resolutions proposed by the Soliciting Group for consideration at the Special Meeting (assuming that the consents of the Required Holders are obtained to hold the Special Meeting) are precatory only; that is they will not be binding upon the Company if adopted. Under the By-Laws the Board is empowered to schedule the Company's annual meeting. Similarly, the power to eliminate the voting restrictions and restore full voting rights to those shareholders owning more than 5% of the Common Stock of the Company is reserved to the Board. However, as noted above, the Soliciting Group believes that a favorable vote on its

                           Shareholder Democracy Proposals will send management a strong message.


     SHAREHOLDERS ENTITLED TO EXECUTE AGENT DESIGNATIONS AND EFFECT OF
               EXECUTION AND DELIVERY OF AGENT DESIGNATIONS

         The By-Laws provide that the holders of at least 1/5th of the voting securities of the Company entitled to vote at a meeting may request the Secretary of the Company to call a Special Meeting. According to the By-Laws, it is the duty of the Secretary to promptly call a Special Meeting when presented with consents of the Required Holders. If the Secretary does not promptly call a meeting and give notice of its time, date and place, the requesting shareholders may themselves call the Special Meeting and give notice of the time, date and place of the requested special meeting. The BCA, however, grants the Required Holders the right to themselves call a special meeting without making a request of the Secretary (See BCA
Section 29-325). Under the BCA, the by-laws of a District of Columbia corporation may contain any provision for the regulation and management of the affairs of the corporation that are not inconsistent with law (See BCA
Section 29-324). The provision of the By-Laws requiring the Required Holders to request the Secretary of the Company to call a special meeting is not consistent with the BCA and is, therefore, inoperative. The Soliciting Group presently intends for the persons it has designated as agents of the shareholders with respect to the solicitation (the "Designees") to satisfy the By-Law provision nonetheless and request the Secretary to call the Special Meeting if the consents of the Required Holders are obtained. Pursuant to the Agent Designations, however, the Designees will have (and reserve) the right, at any time (whether before or after a request is made to the Company's Secretary), under Section 29-325 of the BCA to call the Special Meeting directly and to provide notice to the shareholders of the same.

         The Agent Designations grant to the Designees the full rights and authority of the Required Holders to take the foregoing actions in connection with the Special Meeting (e.g. the right to request the Secretary to call the Special Meeting, the right to call and give notice of the Special Meeting etc.) but, as noted above, the Agent Designations will not give the Designees the right to vote any shares of Common Stock at the Special Meeting and no proxies for such votes are being solicited with this Solicitation Statement. If a Special Meeting is called the Soliciting Group intends to send shareholders of the Company additional materials and to solicit proxies to vote at the Special Meeting.

         Although the issue is not entirely free from doubt the Soliciting Group believes that the record date for determining the identity of the shareholders of the Company entitled to call the Special Meeting is the date on which the unrevoked consents of the Required Holders are delivered to the Secretary of the Company with a request to call a Special Meeting (if the Secretary is requested to call the Special Meeting) or the date on which the Designees themselves call the Special Meeting on behalf of the Required Holders (if a request to call the Special Meeting has not been made to the Secretary).

         The record date for determining shareholders entitled to notice of, or to vote at, the Special Meeting shall be the date on which notice of the Special Meeting is given to shareholders in accordance with the By-Laws, unless the Board either closes the Company's stock transfer books or sets a different record date in accordance with the BCA.

         The purpose of the Special Meeting is to provide shareholders of the Company with the opportunity to consider and vote on the Shareholder Democracy Proposals.

         By executing and returning the gold Agent Designation to MacKenzie Partners you will not be committing to vote in favor of or against the Shareholder Democracy Proposals or any other matter to be brought before the Special Meeting, nor will you be granting any proxies to vote on such matters. A validly executed and unrevoked Agent Designation will authorize the Designees (i) to call or request the Secretary to call the Special Meeting, (ii) to give notice of the place, date and time of the Special Meeting and any adjournment thereof, and (iii) to exercise all rights of Required Holders incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the Agent Designations to the Designees to be carried into effect. To vote on the matters to be brought before the Special Meeting you must vote by proxy or in person at the Special Meeting.

         If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only such holder can execute an Agent Designation for such shares and will do so only upon receipt of your specific instructions. Accordingly, you are asked to contact the person responsible for your account and instruct that person to execute the gold Agent Designation.

                        REASONS FOR THE SOLICITATION

         The Soliciting Group is seeking consents from shareholders of COMSAT to call a Special Meeting of shareholders. As noted above, the purpose of such a meeting is to vote on the Shareholder Democracy
Proposals, consisting of the following precatory shareholder resolutions:

         1. Resolved that the shareholders request the Board of Directors of the Company to set a meeting date forthwith for the 1997 Annual Meeting of Shareholders of the Company and to hold the 1997 Annual Meeting as soon as possible; and

         2. Resolved that the shareholders request the Board of Directors of the Company to eliminate the Board-imposed restrictions on voting by persons owning more than 5% of the Company's Common Stock, with effect prior to the 1997 Annual Meeting.

       REASON FOR THE FIRST RESOLUTION: COMSAT NEEDS TO HOLD THE 1997
                       ANNUAL MEETING WITHOUT DELAY

         On March 24, 1997, COMSAT announced that "in view of the timing of the restructuring actions, the corporation has decided to postpone its annual shareholders meeting, normally held in May of each year, in order to allow focused execution of the plan and to report progress on its implementation." The Soliciting Group believes the Board is not acting in the best interest of COMSAT shareholders by indefinitely postponing the 1997 Annual Meeting because 1) there is an urgent need for a change in the membership of the Board; 2) the reason for the postponement is inadequate; and 3) the postponement serves to entrench the Board by delaying indefinitely a proxy contest that the present Board knew would be undertaken by the Soliciting Group.


         I. The Shareholders of COMSAT Need to have the Opportunity to Elect New Directors to the Board

         A.       Summary

         The Soliciting Group believes that COMSAT's Board, composed mostly of individuals with occupational backgrounds in law, regulated industries, and government service, is not well suited to lead this Company. The Board's lack of commercial management experience has created an organization at COMSAT which, we believe, lacks the operating efficiency and profit-driven motivations to prosper in a newly-competitive marketplace. The Board's inexperience is evidenced by the poor financial results of COMSAT's operations.

         The Soliciting Group contends over the last decade, COMSAT's Board of Directors has consistently misallocated capital and supervised numerous instances of management errors which have caused a steady erosion in the Company's profitability and shareholder value. The Soliciting Group believes that the Board supported a constant diversification strategy at the Company which ultimately resulted in the loss of capital and poor equity returns dramatically below those of COMSAT's core business of satellite telecommunications. Furthermore, the Board has provided inadequate supervision of COMSAT's management, which has consistently produced costly delays in major strategic programs and initiatives.

         In our opinion, the past is a prologue to future results. Currently, COMSAT's troubled financial state (a condition for which the Board bears responsibility) is characterized by capital constraints, consistently negative cash flow from operations after capital expenditures and payment of dividends, a leveraged balance sheet reliant upon risky short-term borrowings, and a dividend now in jeopardy. The Soliciting Group believes the Board's current strategy is likely to cause further declines in shareholder value because it does not properly address the critical issues facing the Company.

         COMSAT's core satellite operations are facing increasing competition from private companies pursuing opportunities in the global satellite telecommunications market. The Board's response to these market changes is a strategic plan to reduce capital allocated to satellite systems and to increase the capital ($100 million per year going forward) to the International Division. Formerly called "International Ventures", COMSAT International primarily consists of start-up telecommunication ventures in high risk Third World countries, such as Bolivia, Guatemala and Peru. Given the financial track record of this division to date, the capital-intensive nature of these enterprises versus COMSAT's current financial constraints, and the Board's chronic history of poor capital allocation, the Soliciting Group doubts that this is a sound strategy.

         As a result, the Soliciting Group believes that COMSAT requires a change in leadership at the Board level in order to halt the erosion of shareholder value. New commercially-oriented directors are needed in order for COMSAT to receive the proper leadership, experience, and competencies from its Board to develop a strategy which will maximize shareholder value.

         B. Board's Inadequate Stewardship of Shareholders' Investment

         1. Board Composition is Representative of an Historic Cultural Problem at COMSAT

         The Soliciting Group believes that COMSAT has a "government agency" culture due to several factors including sponsorship by the U.S. Government through the Communications Satellite Act of 1962 (the "Satellite Act") as reinforced by COMSAT's continued involvement with regulatory agencies and international treaty organizations such as INTELSAT and Inmarsat. Also, COMSAT maintains three facilities, including its headquarters, located in the Washington, DC area. The composition of COMSAT's Board of Directors, in turn, has always consisted of individuals with occupational backgrounds primarily in law, regulated industries, and government service. In particular, we note the presence of three Presidential appointees on COMSAT's Board. As a result, the Soliciting Group believes there is a deeply-rooted culture at COMSAT which is similar to a bureaucratic, regulated, quasi-governmental organization, lacking in the competencies and vision required to maximize profits and shareholder returns.

         The Soliciting Group believes that a successful Board will consist largely of directors who have industry experience in telecommunications and communications technology, and who have held managerial leadership positions especially in publicly-held, commercially-oriented companies. The following list of COMSAT's Directors reveals that less than half of the current Directors have senior management experience with a public company other than COMSAT. (Y = Yes, N = No)


                                                                                     Public Company
                                                                                     Management
                                                                                     Experience
COMSAT                             Industry Experience/                              other than
Director                           Professional Occupation                           COMSAT
--------                           -----------------------                           --------------

Betty C. Alewine                   Communications Company Executive                             N
Lucy W. Benson                     Diplomatic and Political Consultant                          N
Edwin I. Colodny                   Lawyer, Retired Airline Executive.                           Y
Lawrence S. Eagleburger            Lawyer, Retired U.S. Secretary of State.                     N
Neal B. Freeman                    Communications Company Executive                             Y

Barry M. Goldwater                 Retired U.S. Senator                                         N
Caleb B. Hurtt                     Retired Defense and Space Company                            Y
                                   Executive
Arthur Hauspburg                   Retired Utility Company Executive                            Y
Peter S. Knight                    Lawyer, Lobbyist, Political Fund-Raiser                      N
Peter W. Likins                    Educator                                                     N
Howard M. Love                     Retired Executive (Steel/Pharmaceuticals)                    Y
Charles T. Manatt                  Lawyer, Politics                                             N
Robert G. Schwartz                 Retired Insurance Company Executive                          Y
C.J. Silas                         Retired Petroleum Company Executive                          Y
Delores D. Wharton                 Political Consultant, Lobbyist                               N


         On the whole, COMSAT's present Board of Directors has a low level of corporate executive experience yet a high level of political and legal experience.

         COMSAT's competitors and peer group members, by contrast, on average have a greater percentage of board members with senior management experience at one or more other public companies. COMSAT's competitors (who are American Mobile Satellite, Globalstar Telecommunications, Orion Network Systems and PanAmSat, according to COMSAT's Form 10-K for 1996) each had a board of directors (according to the last proxy statements for each such company) with a significantly higher percentage of individuals (ranging from 60% to 100%) with senior management experience at other public companies. The same observation is true for COMSAT's peer group identified in its 1996 proxy statement - of the seventeen companies in the peer group, based upon the last available proxy statement for each, thirteen of the companies had boards where at least 50% of the directors had senior management experience at other public companies.

         2. Board Is Responsible for COMSAT's Deteriorating Financial
Condition

         As indicated in the chart below, during the past five Fiscal Years, COMSAT's financial position has diminished significantly due to misguided initiatives approved by the Board.


($'s millions)                           1996           1995          1994           1993           1992

Revenues                               $1,015           $863          $836           $758           $690

Operating Income                           64             96           150            152            145
Net Income                                  9             38            78             84             53

E.P.S                                   $0.18          $0.79         $1.64          $1.79          $1.16
Operating Margin                         6.3%          11.1%         18.0%          20.0%          21.0%
Net Profit Margin                        .85%           4.4%          9.3%          11.1%           7.7%
Return on Average Equity                 1.0%           4.5%          9.8%          11.5%           7.8%

Total Debt                               $813           $676          $644           $534           $536
Shareholders Equity                      $843           $839          $827           $763           $702

Free Cash Flow                         ($125)         ($161)        ($111)          $23.4         ($7.6)

Dividend per share                      $0.78          $0.78         $0.76          $0.74          $0.70
Payout Ratio                             433%            99%           46%            41%            60%


Notes

         Total Debt is the sum of short-term borrowing, commercial paper, current maturities of long-term debt and long term debt.

         Free Cash Flow is equal to net cash from operating activities less net cash used in investing activities.

         Operating Margin is determined by dividing operating income by revenues.

         Net Profit Margin is determined by dividing net income by revenues.

         Figures for 1992 Operating Income do not include a $40 million charge.

         Return on Average Equity ("ROAE") for 1996 is calculated by dividing 1996 net income by average of reported shareholders equity for 1996 and 1995. ROAE for 1992 to 1995 is as reported in 1995 COMSAT's 1995 Annual Report.

         Payout ratio is the dividend paid per share as a percentage of earnings per share.

Sources: COMSAT 1996 10-k, COMSAT 1995 and 1994 Annual Reports.

         COMSAT's financial results indicate the following:


         a.       Declining Return on Equity and Profitability

         COMSAT has clearly fallen short of management's stated goal of a 15%-20% return on equity. The 1% return on equity earned in Fiscal 1996 is the lowest in the past six years. Also margins have significantly deteriorated over time. The Net Profit Margin for 1996 was less than 1% meaning that for each dollar COMSAT took in as revenue, COMSAT's shareholders earned less than one penny.

         b.       Capital Constrained

         The lack of free cash flow and the lack of borrowing capacity has forced COMSAT to forgo certain capital investment opportunities. For example, in December, 1996, COMSAT reduced its ownership in I-CO Global Communications Holdings Ltd., a promising multi-billion dollar venture to construct a medium-earth-orbit satellite system targeting mobile telephony customers. This decision was influenced by the $97 million in capital commitments COMSAT had remaining on the initial stage of the I-CO development. We believe COMSAT is precluded from pursuing other major satellite system ventures due to its inability to raise substantial amounts of capital.

         c.       Dividend Under Review

         COMSAT announced on March 24, 1997 that "the Board of Directors is reviewing whether COMSAT should maintain its dividend at the current level". COMSAT has failed to earn its dividend in five of the last seven quarters. In 1996 the dividend pay-out ratio was an unhealthy and unsustainable 433%.

         d.       Riskier Financial Structure

         Due to regulatory guidelines imposed by the Federal Communications Commission, (the"FCC"), COMSAT is attempting to keep its ratio of long-term debt to total capitalization to less than 45%. Consequently, in March 1997, COMSAT called, at a premium, $160 million of its long-term debentures the purchase of which was financed by a short-term credit facility. This is a classic example of a tenor mismatch in the capital structure, which occurs when long term assets are financed with short-term borrowings. This tenor mismatch will increase the risk of COMSAT financial structure.

         3.       The Board's History of Flawed Strategies and Failures

         Given the high quality assets the Company owns, the Soliciting Group finds the current financial problems at COMSAT incomprehensible. The Company's core business of satellite transmission, a quasi-monopoly by virtue of COMSAT's status as the sole U.S. signatory to the INTELSAT and Inmarsat satellite networks, has demonstrated consistently strong operating margins and pre-tax returns on assets. COMSAT's financial constraints relate directly to the Board's approval of various ill-conceived plans to diversify COMSAT away from its core satellite transmission business.

         o This diversification strategy outlined in the 1991 Annual Report states "We are going to take the proceeds from these [CWS and CMC] businesses and invest in non-capital intensive, complementary communications enterprises, such as the video distribution business." The 1991 Annual Report states further that "the entertainment distribution business is a logical follow-up to the businesses we're succeeding in today."

         o In the 1994 Annual Report, management claims "We could not rely exclusively on our traditional satellite communications business to produce long-term gains in shareholder value. For this reason we decided to complement our substantial ownership in the international satellite consortia, INTELSAT and Inmarsat, with new growth engines." Even while making this statement, however, management did admit in the same Annual Report that its satellite communications business was "steady and profitable".

         For at least the past ten years, all of COMSAT's meaningful attempts to redirect its strategy away from the INTELSAT and Inmarsat businesses have ended in strategic and financial failure. For example:

         1987: COMSAT sold or discontinued several businesses related to electronics, communications equipment manufacturing and satellite transmission which had had cumulative net losses of $152 million from 1985 through in 1987.

         1990: The Company restructured its video distribution services for a total charge of $98 million from asset write-downs, work force reductions, and the write-off of goodwill. Within twelve months, of the write-down, however, COMSAT increased its investment in this area by acquiring 47% of a similar business, On- Command Video, for $14 million.

         1992: The Company took restructuring charges of another $39 million for the realignment of its video distribution division and for the consolidation of the Systems Division with CL.

         1995: The further restructuring of Ascent Entertainment caused the Company to take a $10.9 million charge. In addition, asset write-downs and cost reductions at CRSI and CL resulted in $7.3 million in charges.

         1997: The Company is now attempting to exit the entertainment and hotel video distribution businesses after ten years and $450 million dollars in total capital expenditures that have produced $100 million in operating losses.

         1997: The Company has decided to dispose of CRSI after purchasing the business two years ago for 6.147 million shares of COMSAT Common Stock.

         COMSAT's entertainment, technology, and international ventures businesses, which as of December 1996 had combined assets of $1.2 billion, generated $40 million in combined losses from 1991 to 1996. While COMSAT was trying to diversify away from satellite transmission, several world class companies such as General Electric, GM Hughes Electronics, News Corp., Motorola, Loral Space and Communications, and Microsoft, have initiated satellite ventures vying for a position in COMSAT's core industry of global satellite telecommunications.

         4.       Board's Approval of a Flawed Strategy Going Forward

         COMSAT's Board has approved a business strategy which, in the view of the Soliciting Group is critically flawed. Among the questionable elements of the strategy are the following:

         a. Decision to Invest $100 Million Annually in COMSAT
International

         COMSAT's International Division ("CIV") was formed in 1990 to invest in start-up telecommunications companies in emerging markets. During the period for which separate financial information for CIV is available, the division has registered $42.2 million in operating losses and absorbed over $150 million in capital investments (see chart below):

CIV DIVISION ($mm)                   Total        1996       1995      1994

Revenues                            $114.9       $58.1      $37.7     $19.1

EBITDA                              (15.8)       (2.5)     (12.5)     (0.8)
   D&A                              (26.4)      (14.8)      (8.2)     (3.4)
Operating Income                   ($42.2)     ($17.3)    ($20.7)    ($4.2)

Capital Investment                  $151.9       $89.9      $41.0     $21.0
Total Assets                                    $200.0     $116.9     $67.0



         Source:  COMSAT 1996 10-K

         Fiscal 1996 results showed operating losses of $17.3 million and additional capital investments totaling $90 million. From this table, it is clear that COMSAT is accelerating its capital investment in CIV, although the incremental return on this capital thus far is negative, since CIV has yet to show a profit in a single year for which separate financial information is available. The Soliciting Group questions why the Board, given its history of consistently poor capital allocation decisions and management's inability to operate businesses outside of the core CWS and CMC divisions, has approved such a high-risk strategic plan.

         According to a recent management presentation, COMSAT's criteria for international investments includes a targeted IRR of more than 25% per annum. CIV's reported results to date, however, give no indication at all that COMSAT can achieve such a target. Even COMSAT Argentina, one of management's highlighted ventures, has failed to show signs of producing a targeted IRR of 25% per annum. Given the results to date and the fact that management intends to invest another approximately $100 million per annum in CIV going forward it is difficult to imagine CIV reaching this IRR target. Even if CIV were to attain the targeted IRR we would argue that given the high risk nature of operations in emerging markets (evidenced by COMSAT's ongoing operational and financial problems with Belcom in Russia, as well as the Company's unprepossessing exits from the Philippines and Chile) the target IRR for CIV should be more in line with emerging market venture capital investments which the Soliciting Group believes generally have target IRRs of 40% per annum or more.

         This strategy is also suspect given COMSAT's existing capital constraints. Rather than invest another $100 million annually into the CIV division, COMSAT could improve its balance sheet by using its cash to repay short-term debt.

         b. Questionable Decision to Avoid Increased Investment in Satellite Systems Outside of INTELSAT and Inmarsat

         The Soliciting Group believes that the proliferation of global satellite systems and large capital investments in future systems evidences the tremendous growth opportunities available in the satellite transmission marketplace. Even Mrs. Alewine, in her testimony to Congress in September 1996, indicated that the new planned systems, "representing $23 billion in new satellite facilities, ..., are primed to go after such lucrative satellite markets as the direct-to-home markets that are seen as the future for many satellite operators." The Soliciting Group believes COMSAT is unable to pursue such opportunities due to its capital constraints, which might possibly be overcome with a strategic partnership. The Soliciting Group questions why the Board has not chosen to pursue strategic opportunities in these areas, outside of the INTELSAT and Inmarsat systems. While Mrs. Alewine contends that COMSAT is precluded from owning or operating its own system in competition with domestic carriers or COMSAT clients, we believe she is mistaken. In fact, during the 1980's, COMSAT did pursue the direct broadcasting satellite (DBS) business in a satellite joint-venture with RCA Corporation named Satellite Television Corporation. COMSAT, through its COMSAT General Corporation, also operated its COMSTAR satellite systems, outside of INTELSAT, providing domestic telephony services to AT&T and broadcasting services to the NBC network. COMSTAR General Corporation also operated the MARISAT mobile satellite system, providing service to the U.S. Navy and later to Inmarsat. Also, in 1985, COMSAT created COMSAT International Communications, Inc. to deliver end-to-end international communications services directly to customers.

         c. Questionable Decision to Spin-off Ascent Entertainment Group, Inc. to Shareholders

         Lastly, the Soliciting Group questions the Board's failure to accept a cash bid for Ascent. Management claims that the offers COMSAT received were inadequate after taking into account the tax effects. However, the Soliciting Group believes that COMSAT could deploy the cash it would receive from an outright sale of Ascent in a useful manner. In fact, the Soliciting Group contends that if COMSAT were to explore a sale of its CIV division, complete a cash sale of Ascent, and fulfill its stated goal of selling CRSI, then the Company would have a significant cash surplus and be able to retire debt.

         Unfortunately, the Board has approved a spin-off of Ascent at a stock price now 56% lower than it was six months ago. Secondly, the Company has called at a premium $160 million of a long-term debt issue. The result is little change in the leverage position of the Company, a tenor mismatch, no increased liquidity, and no return of capital to shareholders. COMSAT is also assuming refinancing and interest-rate risk by redeeming long-term debt due in 2004 and replacing it with funds from a short-term credit facility subject to floating interest rates.

         5. The Board Has Failed to Correct Problems of "Management by
            Delay"

         In keeping with our view of COMSAT's bureaucratic, government-agency character, management's chronic delays have resulted in repeated declines in shareholder value:

         a.       Delay in Pursuing Non-Dominant Status at FCC

         COMSAT is classified as a "dominant carrier" by the FCC. Consequently, it faces rate- based regulatory constraints which place a 12.5% ceiling on its rate of return on capital from its World Systems operations. The removal of this dominant status is critical to COMSAT's future financial performance. We are concerned that COMSAT's management has been lax in pressing the FCC to review its "dominant carrier" status. Even AT&T has achieved "non- dominant" status notwithstanding that its market share of international telephony is estimated to be more than double that of COMSAT.

         In September, 1996, Betty Alewine submitted written testimony to the U.S. Congress claiming that "COMSAT is being hamstrung today by a burdensome regulatory regime whose roots were born in the 1970s and 1980s when COMSAT did occupy a major market position." In March 1997, management announced that it will formally petition the FCC in June 1997 to re-classify COMSAT as a non-dominant carrier and for relief from rate-base rate-of-return regulation. If the Company believed as early as the Summer of 1996 that its status with the FCC was hurting results, then why is it delaying the submission of its official petition to the FCC, until June
1997. In our view, there is no excuse for this delay. The Soliciting Group estimates that the rate-of return restriction placed on COMSAT causes its core World Systems business to operate at a fraction of its commercial capacity, perhaps lower than 65%. We believe that there is significant earnings improvement to be gained for COMSAT's shareholders from deregulation.

         b.       Delayed Disposal of Ascent Entertainment

         COMSAT announced on October 18, 1996, that it intended to dispose of its remaining 81% share of Ascent Entertainment Group. At that time, Ascent had a market valuation of $617 million, and COMSAT's ownership was worth $498 million. Six months have passed, and COMSAT has failed to find a buyer for Ascent. Meanwhile, the market value of COMSAT's investment has fallen to $217 million, equal to a loss in value of $5.74 per COMSAT share.

         Furthermore, management delayed until January 1997 to file for a ruling from the IRS to allow the spin-off of Ascent as a tax-free dividend to shareholders. An IRS ruling is not expected until May 1997 at the earliest. The Soliciting Group questions management's decision to wait until January to file for a ruling with the IRS when it knew as early as mid-October that the Company might dispose of its Ascent investment through a tax-free spin-off.

         c.       Annual Meeting Delayed Indefinitely

         Management has delayed the 1997 Annual Meeting indefinitely. According to the Company's March 24, 1997 press release the meeting was postponed "in order to allow focused execution of the plan and to report progress on its implementation." The effect of this delay, however, is to allow the Company's current strategy to continue unchallenged.

         d. Operating Performance of International Ventures Behind Schedule

         The business model for COMSAT's international ventures, according to COMSAT's management, calls for each venture to be cash flow neutral, before capital expenditures, after two to three years, and, as noted above, have an internal rate of return of over 25% on average.

         During its recent road show, management presented to shareholders the operating results of COMSAT Argentina. Based on the performance of this venture, it is unreasonable to assume this 25% IRR threshold will be achieved. Cash flow in every year since inception in 1990 has failed to finance capital expenditures, and COMSAT Argentina's Fiscal 1996 pre-tax return on capital was only about 4%. COMSAT has invested $72 million in COMSAT Argentina over the past five years, and the venture would have to be valued at a significant multiple of revenues to produce an IRR of 25%. COMSAT management contends that this venture will be increasingly valuable in the future. In fact, this is their argument for the entire COMSAT International division, that after a few more years, and several hundred million dollars of additional capital, the International division will generate excellent returns. COMSAT claims that Argentina is one of its more successful ventures.

         e. Realizing Value of Intellectual Property at COMSAT Laboratories

         The Soliciting Group believes that the laboratory operation of the Company has been mismanaged and operated for decades as more of a research and development facility rather than as a producer of commercially viable intellectual property. CEO Betty Alewine recently confirmed this perception when she stated that the COMSAT Laboratory operation, over the past several years, has "not been used the way they should have been used, in a commercial environment," and that COMSAT has not been "getting some return on the intellectual property rights that are resident in our laboratories." This same view has been expressed by Benjamin Pontano, President of COMSAT Laboratories who said in a recently published interview that "in the past, we were never looked at to make a profit." This delay in recognizing the commercial value of COMSAT Laboratories has, in our opinion, comes at shareholders' expense.

         f.       Lack of Communication with Shareholders

         Following the appointment of Betty Alewine as Chief Executive Officer in July of 1996, the Company proceeded to enter an inexplicable "quiet period" with regard to communicating with shareholders. The Company did not have an investor relations executive, was not attending any investor conferences, and was not holding any meetings with investment analysts. We believe this policy damaged COMSAT's relations with institutional investors who were left unadvised as to the events taking place at the Company. Gary Sharpe, COMSAT's current VP- Investor Relations, was not hired until February 24, 1997, a full seven months after Mrs. Alewine took office. The new investor relations program began, somewhat disingenuously in our view, with the indefinite postponement of the 1997 Annual Meeting.

         g.       Launch of Planet One Delayed


         Planet One is a six-pound, laptop computer-sized, personal satellite terminal used for mobile telecommunications over the Inmarsat satellite system. COMSAT announced this product in January 1996 and expected it to begin service by mid-year 1996. COMSAT did not commence service until January 1997. To date, the Company has not received FCC approval to operate Planet One in North America. Competitors will be sure to take advantage of these lapses ensuring the erosion of Planet One's value. Indeed, Mitsubishi and American Mobile Satellite Corp. recently announced their joint effort version of a laptop-sized portable phone.

         6.       Board's Actions are Unfriendly to Shareholders

         We believe COMSAT's Board has not acted in the best interests of its shareholders with regard to several issues.

         Firstly, as mentioned previously, the 1997 Annual Meeting has been postponed for specious reasons.

         Secondly, management has only recently hired an Investor Relations executive, and for the first time in nine months, COMSAT's senior executives are meeting in person with shareholders.

         Thirdly, the Board maintains a voting restriction policy pursuant to which shares owned by a single shareholder in excess of 5 percent of the total shares outstanding may not be voted by the shareholder, but will be voted pro-rata with all other shares.

         Finally, COMSAT's Board has rejected past attempts by Providence to engage in discussions about the Company's strategic plan. A chronology of Providence's contact with COMSAT is as follows:

         o October 23, 1996: Providence sent a letter to Betty Alewine asking for "the chance to meet with you, either in New York or in your office, at your convenience to discuss these strategic issues." Mrs. Alewine did not respond to the letter. Providence was previously informed that she was not speaking to investors until an Investor Relations executive was hired.

         o        December 12, 1996: Providence sent a letter to Mr. C.J.
                  Silas, Chairman of the Board, indicating that Providence has "some thoughts about COMSAT's future which we would like to discuss with you at your convenience."

         o January 6, 1997: Providence called Mr. Silas. Mr. Silas indicated that he was meeting with Mrs. Alewine the following day and would discuss Providence's letter and respond accordingly. Mr. Silas never contacted Providence subsequent to this conversation as had been promised.

         o        February 24, 1997: Mr. Denton faxed a letter to Mrs.
                  Alewine stating "I will call you later today to put forward our case for your participation at this [Providence's proposed] institutional shareholders' meeting." Mr. Denton called Mrs. Alewine later that day. Her secretary took a message. Mrs. Alewine did not return the call.

         o March 12, 1997: Providence sent a letter to Warren Zeger, COMSAT's corporate secretary, notifying the Company of its "intention to nominate one or more individuals for election to the Company's Board of Directors at the 1997 Annual Meeting."

         o March 13, 1997: Providence received a letter from COMSAT's counsel acknowledging Providence's letter and advising Providence that it should make no assumptions concerning the scheduled date of the 1997 Annual Meeting.

         o March 24, 1997: Less than two weeks later, COMSAT announced that "in view of the timing of the restructuring actions, the corporation has decided to postpone its annual shareholders meeting, normally held in May of each year, in order to allow focused execution of the plan and to report progress on its implementation". Coinciding with this announcement, management began a two- week nationwide "road show".

From these events, Providence has concluded that its hopes for an open dialogue with COMSAT were misplaced. Consequently, the Soliciting Group intends to nominate candidates for election to COMSAT's Board at the 1997 Annual Meeting who will support a reevaluation of COMSAT's strategic alternatives with a view to maximizing shareholder value.

         C.       A New Board Must Be Committed to Maximizing Shareholder Value:

         1. Designing a Strategy Based on the Company's Satellite Transmission Expertise and Assets

         The Soliciting Group believes that the Board must provide its shareholders with a clearly defined vision, strategy and business plan for the future. The current direction by the Board may preclude COMSAT from fully participating in the unprecedented surge in demand for wireless global telecommunication services. Accordingly, we believe the Board must design a strategy and vision centered on leveraging COMSAT's experience and valuable assets in the satellite transmission industry.

         This industry is undergoing rapid expansion and change, as demonstrated by the recent joint-venture announcements concerning PanAmSat Corporation with the Hughes Electronics Unit of General Motors, Echostar Communications with News Corp., and Alcatel and Loral Space & Communications. Capital markets are providing financing to several developing systems such as Iridium, Globalstar, and Orion Network Systems, Inc. In addition, there is a record backlog of low-earth-orbit (LEO) and geostationary satellites due for construction at major manufacturers (Hughes, Lockheed Martin and Loral). The International Telecommunication Union (ITU), the organization responsible for approving and allocating orbital slots to satellite operators, recently reported a backlog of over 600 satellite applications. These new systems are targeting the growth markets which COMSAT, as evidenced by the sale of its I-CO investment, is not fully pursuing.

         In the near future, there are a number of critical events which may alter the profitability of COMSAT's core satellite business. For example, the INTELSAT organization is considering the spin-off of some of its satellite assets into a commercial affiliate and Inmarsat is considering a restructuring plan which would convert it into a private company. Secondly, COMSAT will petition the FCC to eliminate the dominant carrier status under which the Company currently operates. It is imperative that the Board focus its attention on preparing for the outcome of these events in order to maximize the profit potential of both the CWS (INTELSAT-based) and CMC (Inmarsat-based) divisions.

         Despite new competitors, the Company has a formidable set of competitive advantages based on a number of attractive, non-fungible assets. For example, COMSAT has the exclusive U.S. access to INTELSAT, which owns the largest network of commercial geostationary satellites, controlling 31 key orbital slots with favorable frequency allocations in over 200 countries. (We note that in 1996, for example, MCI and News Corp. paid $682.4 million for one slot which can provide Direct Broadcast Satellite (DBS) television service to the U.S.) Since 1992, INTELSAT has begun placing in orbit a new series of fifteen high-powered satellites which provide greater capacity for Ku-band services such as DBS quality video broadcasting and private business network communications. The bevy of future opportunities for global satellite operators suggest that COMSAT focus on growing, rather than just maintaining, its presence in the satellite transmission industry.

         2.       Sell COMSAT's Non-Core Assets

         In tandem with the conclusion that COMSAT needs to leverage its satellite transmission expertise and core satellite-based assets, the

Soliciting Group believes COMSAT must consider disposing of all of the Company's non-strategic businesses which include COMSAT's 80.7% interest in Ascent Entertainment, Inc., CIV and COMSAT's Radiation Systems Division
(CRSI). As indicated by the table below, the profitability of Ascent, CIV and Technology Services (a segment that includes CRSI, as well COMSAT Laboratories), as measured by earnings before interest and taxes (EBIT) divided by sales, is significantly below the levels for CWS and CMC.


                                                                            % EBIT/

     FISCAL 1996                               Sales          EBIT           Sales
     CWS                                      $272.9        $104.0           38.1%
     CMC                                       155.2          31.3           20.2%
       Sub-total                              $428.1        $135.3           31.6%

     Technology Services
     (includes CRSI and COMSAT

     Laboratories)                             301.0          19.0            6.3%
     Ascent Entertainment                      258.1         (46.0)            n/a
     CIV                                        58.1         (17.3)            n/a
      Sub-total                               $617.2        ($44.3)            n/a

     Eliminations

     and Other Corporate                      (29.7)         (27.0)            n/a

       Total                                $1,015.6         $64.0            6.3%

     Source:  COMSAT 1996 10-K

This proposal goes further than the Board's current plans because it envisions a possible sale of CIV.

         3. Establish an Executive Committee of the Board to Execute the Newly-formed Vision and Strategy.

         The Soliciting Group will nominate candidates for the election for the Board who are committed to establishing an Executive Committee of the Board of Directors. Such candidates, if elected, will propose that a majority of the individuals appointed to the Executive Committee consist of Board members elected for the first time at the 1997 Annual Meeting. The purpose of the Executive Committee in accordance with the Company's

By-Laws, will be to exercise the authority of the Board of Directors in the management of the property, affairs, and business of the Company. More specifically, the Executive Committee will increase the Board's direct involvement in managing the Company during this period of fundamental change and the execution of a new strategic plan. Once COMSAT's strategic plan is designed and approved by the Board, the Executive Committee will direct management and control the implementation process. The Executive Committee will establish timetables for management to follow, and will hold management responsible for meeting the goals and time commitments. Lastly, the Executive Committee will be responsible for the potential search for strategic partners.

         4. Seek to Reduce the Level of Corporate and Divisional Operating Expenses.

         COMSAT has a thirty-year history as a quasi-governmental organization with a long-term monopolistic position in its core businesses. This raises concerns that management does not exercise strict control over expenses, both at the corporate and divisional operating levels.

 Although difficult to quantify, there is a consensus among industry sources as well as institutional investors that there is substantial room for cost reduction at COMSAT. The Soliciting Group will nominate candidates for election to the Board who will propose that the Board conduct a review of the operating expenses within each division at COMSAT, as well as at the corporate level.

         5.       Identify One or More Strategic Partners

         As part of the Company's redirection towards a focus on the satellite transmission industry, COMSAT must pursue growth outside of the INTELSAT and Inmarsat treaty organizations because these two organizations possess the same bureaucratic complacency that currently is evident at COMSAT. The explosive growth in the development of commercial geostationary satellite systems is intended to meet a similar increase in worldwide demand for multi-channel television and telephone/data services from developing countries.

         In order to succeed in expanding its satellite operations, COMSAT must find a strategic partner that can benefit from COMSAT's experience in satellite transmission, while providing COMSAT with product content, marketing experience, and financial resources. COMSAT has acted as a wholesale provider of satellite capacity. The Company should seek to align itself with a marketer or provider of services targeted for satellite customers. These services may include satellite-TV, cable programming, Internet access, and business communication networking. COMSAT's most formidable competitor, PanAmSat Corp., has ventures around the globe with partners such as Telecommunications Inc., Groupo Televisa, and Hughes Electronics Corp. Echostar Communications Corp., a provider of Satellite-TV services, recently took in News Corp., and MCI Communications Corp. as partners. MCI is being acquired by British Telecommunications PLC, an INTELSAT signatory from the UK. The ideal partner ultimately must also have a successful corporate culture, a vision for the future and a talented management team to execute the business plan in a timely fashion.

         6.       Vigorously Pursue De-Regulation and INTELSAT Privatization

         The Soliciting Group is not satisfied that management has effectively pursued the achievement of non-dominant status as well as the completion of the INTELSAT privatization which are two critical goals for the Company.

         7.       Review Roll-out of Planet One

         The Soliciting Group will nominate and seek to elect candidates at the 1997 Annual Meeting who will commit to examining the capital spending plan and budgets for Planet One to determine if this product is being marketed correctly and why the expectations have not been met to date. COMSAT's management had initially been very optimistic about this product, but during their recent road show, failed to mention its current status. The Board that is elected at the 1997 Annual Meeting must determine if a strategic partner is warranted to provide the marketing expertise and, if necessary, capital to accelerate the growth in the user base of Planet One.

 II. Management's Explanation for the Indefinite Postponement of the 1997 Annual Meeting is Inadequate

         Shareholders have been deprived of the opportunity to meet with the Board of Directors and management at a critical time of strategic redirection. The Soliciting Group is not at all persuaded by the Company's stated rationale for the postponement of the 1997 Annual Meeting, nor do we accept certain follow-on reasons offered to shareholders by COMSAT's Chief Executive Officer, Betty Alewine, including the excuse that management is "very, very busy" and that these are "confusing times" for shareholders.

         It is not standard business practice for public companies to postpone shareholder meetings simply because a restructuring program is being implemented. In the case of COMSAT, the restructuring "plan" consists of measures which management had either previously committed to implementing or had been under consideration for some time. For example, the planned spin- off of Ascent Entertainment was announced in late 1996. The Company had also signaled during its February conference call to shareholders that it was exploring the sale of CRSI. Management and the Board have had plenty of time to begin implementation of the plan. In our view holding the 1997 Annual Meeting will not interfere with this process.

         In fact, the Soliciting Group believes that management is not telling the truth to its shareholders. During the period of March 24th to

April 5th, management met with investors located throughout the United States to present the new strategic plan, announced on March 24th. We do not believe management is too busy to hold the 1997 Annual Meeting considering that the Chief Executive Officer, Chief Financial Officer, and Treasurer were able to spend two weeks visiting shareholders. Similarly, since management held these investor meetings for the purpose of clarifying the current situation at COMSAT, we do not believe shareholders would be too confused to attend an annual meeting.

         We believe the real reason the Board has postponed the 1997 Annual Meeting indefinitely relates to Providence's letter, dated March 12, 1997, to COMSAT's Corporate Secretary Warren Zeger which stated Providence's "intention to nominate one or more individuals for election to the Company's Board of Directors at the 1997 Annual Meeting." The effect of the Company's decisions to indefinitely postpone the 1997 Annual Meeting entrenches the present Board and inequitably delays the exercise by the shareholders of their right to elect directors of their choice to COMSAT's Board.

                     REASONS FOR THE SECOND RESOLUTION:

      COMSAT'S SHAREHOLDERS DESERVE THE OPPORTUNITY TO EXERCISE THEIR FRANCHISE AT THE 1997 ANNUAL MEETING WITHOUT LIMITATIONS ON THEIR

                               VOTING RIGHTS

      In addition to seeking support for a resolution calling upon the Board to schedule and hold the 1997 Annual Meeting without delay, if the Required Holders consent to the Special Meeting the Soliciting Group will also seek support for another shareholder-oriented proposal that calls for the elimination of the current restrictions on the voting rights of shareholders owning more than 5% of the Company's Common Stock.

         Under both the Satellite Act and the Company's articles of incorporation (the "Articles") a shareholder (other than a communications common carrier authorized to hold shares by the FCC) is prohibited from owning more than 10% of the aggregate issued and outstanding shares of the Company's voting stock. The Articles authorize (but do not require) the Board to establish limitations on ownership of Common Stock below this 10% level.

         According to the Company's proxy statement for its 1996 Annual Meeting, shareholders who own more than 5% of the Common Stock do not have voting rights with respect to more than 5% of the shares. Instead, any share owned by such a shareholder above the five percent threshold is voted pro rata with all other shares of Common Stock voted on any given matter. Effectively, the shareholder's voting rights with respect to any share owned in excess of the 5% level are neutralized.

         This limitation on voting rights is not required by law or by the Articles. Further, in the view of the Soliciting Group, it does not even advance the stated aim of the Satellite Act to encourage the widest distribution of shares to the American public. Instead, it merely precludes those holders who have a significant economic stake in COMSAT from having a voice in the governance of the Company that is commensurate with their investment and their risk.

         In addition to the fact that this voting limitation is not, in the view of the Soliciting Group, fair, democratic or necessary, it is not even clear that it is an appropriate limitation at law. This limitation on voting rights does not appear to be consistent with Section 29-327(a) of the BCA which states that "unless otherwise provided in the articles of incorporation, each outstanding share shall be entitled to one vote on each matter submitted to a vote." While the Articles do explicitly vary the voting rights of shareholders in certain instances (e.g. cumulative voting for the election of directors is provided in the Articles, as per the Satellite Act), the Articles do not anywhere state that the voting rights of shareholders owning more than 5% of the Company's Common Stock are to be limited.

             RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

         The Soliciting Group also anticipates requesting, in the proxy solicitation relating to the Special Meeting, authority to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of votes to collect and count votes and to report the results of the vote to the secretary of the Special Meeting, or to allow the solicitation of additional votes, if necessary, to approve the Shareholder Democracy Proposals. The Soliciting Group does not currently anticipate additional proposals on any substantive matters. Nevertheless, the Soliciting Group may elect to cause additional proposals to be identified in the notice of, and in the proxy materials for, the Special Meeting.

             CERTAIN INFORMATION CONCERNING PROVIDENCE, WPC AND
                   OTHER PARTICIPANTS IN THE SOLICITATION

        Providence Capital, Inc. is a New York City based registered broker-dealer with special expertise in corporate governance and shareholder matters. Providence was founded in 1990 by Herbert A. Denton, its President, Chief Executive Officer and sole director. Providence's principal offices are located at 730 Fifth Avenue, Suite 2102, New York, New York 10019.

         As at April 4, 1997 Providence beneficially owned 11,100 shares of the Company's outstanding Common Stock and options to purchase 40,000 additional shares. William J. Tapert, an employee of Providence owns options to purchase 2,000 shares of the Company's Common Stock.

         Providence Investors, LLC, ("PI") a private investment vehicle organized as a limited liability company of which Mr. Denton is a managing member owns 25,000 shares of the Company's Common Stock and options to purchase 5,000 additional shares. Gregory Morey one of the other managing members of PI owns 2,500 shares. PI's principal executive offices are located at 730 Fifth Avenue, New York, New York 10019. The three managing members of PI, Mr. Denton, Mr. Morey and Mr. Frederick Whitridge each own approximately 11.1% of PI. Except for Messrs. Morey and Tapert, none of the managing members of PI and none of the officers or employees of Providence directly own any shares of the Company's Common Stock. Providence, PI, Morey and Tapert own in the aggregate less than 1% of the Company's outstanding Common Stock.

         Guy P. Wyser-Pratte ("Wyser-Pratte") is President and Chief
Executive Officer of Wyser-Pratte Management Co., Inc. and WPC, which are principally engaged in money management and event arbitrage. The principal executive offices of WPC are located at 63 Wall Street, New York, New York 10005. As of April 4, 1997, Wyser-Pratte beneficially owned 1,253,400 shares of the Common Stock, representing approximately 2.56% of the Company's outstanding Common Stock as reported in its Form 10-K for the period ended December 31, 1996. This includes shares owned directly by Wyser-Pratte and shares owned by investment partnerships and other managed accounts for which affiliates of WPC are the general partner or investment manager. Other than Wyser-Pratte, no other officer of WPC owns any shares of Common Stock of COMSAT.

         Providence and WPC have orally agreed that (i) the expenses incurred in connection with the preparation and distribution of this Solicitation Statement and the matters described herein will be borne in equal portions by Providence and WPC and (ii) that Providence shall be entitled to 10% of the net profits, if any, realized upon the sale or other disposition of any shares of the Company beneficially owned by Wyser-Pratte Management Co., Inc.

                            GENERAL INFORMATION

         This Preliminary Solicitation Statement is first being made available to shareholders on or about April 8, 1997. It is anticipated that a Definitive Solicitation Statement and accompanying gold Agent Designation Card will be sent to the Company's shareholders in April, 1997. Executed Agent Designations will be solicited by mail, telephone, facsimile/telecopier and in person. Solicitations will be made by Mr. Denton, Mr. Tapert and Adam Weiss, (each of whom are employees of Providence), Mr. Morey and Mr. Whitridge (each of whom are managing members of PI) and Mr. Wyser-Pratte and Eric Longmire, Senior Managing Director of

WPC. None of the foregoing individuals will receive additional compensation for making solicitations. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. The Soliciting Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The Soliciting Group will reimburse these record holders for their reasonable out-of-pocket expenses.

         The Soliciting Group has retained MacKenzie Partners as the information agent and to solicit Agent Designations in connection with calling the Special Meeting for which MacKenzie Partners will be paid a fee of approximately [$_______] and will be reimbursed for its reasonable expenses. MacKenzie Partners will employ approximately [___] people in its efforts. The costs of this solicitation include printing, postage, legal and related expenses that are expected to be approximately [$_________]. The total costs incurred to date in connection with this solicitation are not in excess of [$_________]. The Soliciting Group intends to ask the Board to have the Company reimburse it for the costs and expenses incurred in connection with this solicitation. The Soliciting Group does not intend to request that its reimbursement request be submitted to a vote of shareholders.

                 REVOCABILITY OF SIGNED AGENT DESIGNATIONS

         You may revoke your Agent Designation at any time by executing and delivering a written revocation to Herbert A. Denton at Providence Capital, Inc., 730 Fifth Avenue, New York, New York 10019 or the Company, at 6560 Rock Spring Drive, Bethesda, Maryland

20817 (please send a copy of any revocation sent to the Company to Herbert A. Denton, so that the Soliciting Group is aware of the revocation). Such a revocation must clearly state that your Agent Designation is no longer effective. Any revocation of an Agent Designation will not effect any action taken by the Designees pursuant to the Agent Designation prior to such revocation.

                                             HERBERT A. DENTON
                                             PROVIDENCE CAPITAL, INC.

                                             GUY P. WYSER-PRATTE
                                             WYSER-PRATTE & CO., INC.

IF YOUR SHARES OF COMSAT CORPORATION COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN AN AGENT DESIGNATION WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR AN AGENT DESIGNATION TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK.

IF YOU HAVE ANY QUESTIONS ABOUT GIVING YOUR AGENT DESIGNATION OR

REQUIRE ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS, INC. TOLL-
FREE AT (800) [                     ], OR HERBERT A. DENTON, PRESIDENT OF
PROVIDENCE AT (212) 888-3200.

                              [PRELIMINARY COPY]

                                  APPENDIX A

GOLD AGENT DESIGNATION CARD

                              AGENT DESIGNATION

         THIS AGENT DESIGNATION IS SOLICITED BY PROVIDENCE CAPITAL, INC. AND WYSER-PRATTE & CO., INC. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND ASSOCIATES (THE "SOLICITING GROUP") FOR THE APPOINTMENT OF DESIGNEES TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF COMSAT CORPORATION (THE
"COMPANY").

         Each of the undersigned hereby constitutes and appoints Daniel H. Burch, Stanley J. Kay and Mark H. Harnett, and each of them, with full power of substitution, the proxies and agents of each of the undersigned (said proxies and agents, together with each substitute appointed by any of them, if any, collectively, the "Designees") in respect of all shares of Common Stock, without par value (the "Common Stock"), of the Company owned by the undersigned to do any or all of the following, to which each of the undersigned hereby consents:

         1. To take all such action as shall be necessary or appropriate
(i) to request the Secretary of the Company to call and/or (ii) to call (BUT NOT, IN EITHER CASE, TO VOTE AT) a special meeting of the shareholders of the Company (the "Special Meeting") for the purpose of considering and voting upon the "Shareholder Democracy Proposals" as described in the Solicitation Statement of the Soliciting Group.

         2. To give or cause to be given, to the Company's shareholders entitled thereto, notice of the time, date and place of the Special Meeting.

                  (AGENT DESIGNATION CONTINUED ON REVERSE)

                        GOLD AGENT DESIGNATION CARD

         3. To exercise any and all of the other rights of each of the undersigned incidental to (i) calling and convening the Special Meeting and
(ii) causing the purposes of the authority expressly granted hereinabove to the Designees to be carried into effect; provided, however, that NOTHING CONTAINED IN THIS INSTRUMENT SHALL BE CONSTRUED TO GRANT TO THE DESIGNEES THE RIGHT, POWER OR AUTHORITY TO VOTE ANY SHARES OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING.


PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL IN THE ENCLOSED
ENVELOPE.

DATE ______________________, 1997                    SIGNATURE

SIGNATURE, IF HELD JOINTLY _________________________ TITLE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by any partners.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.